Filed Pursuant to Rule 433

Registration Statement No. 333–134515

September 7, 2006

Issuer Free Writing Prospectus

República Oriental del Uruguay

Ps. 9,560,000,000 of 5% UI Bonds due 2018

Final Terms and Conditions as of September 7, 2006

Issuer	República Oriental del Uruguay
Title	5.00% UI Bonds due 2018
Ratings	B3/B/B+
Principal Amount	Ps. 9,560,000,000
Maturity date	09/14/2018
Settlement date	09/14/2006
Public Offering Price	100.00% of the principal amount. The Issue Price will be payable in US dollars based on the Exchange Rate of 23.900 Uruguayan pesos per US dollars
Interest	5.00% per annum, payable semi-annually in arrears in US dollars.
Payment of Interest

Amounts due in respect of interest will be accrued and paid semi-annually in arrears. Each of the interest payments will be payable at an annual rate of 5.00% on the outstanding principal amount of the bonds as adjusted to reflect Uruguayan inflation from the issuance date through the relevant interest payment date. For this purpose, the Bank of New York, as the Calculation Agent, will multiply the outstanding principal amount of the bonds in Uruguayan pesos by a fraction the numerator of which is the value of one UI expressed in Uruguayan pesos as of the relevant interest payment date and the denominator of which is Ps. 1.5817, being the value of one UI expressed in Uruguayan pesos on the date of issuance of the bonds.

Interest payment dates	Interest payment dates on March 14 and September 14, starting on March 14, 2007.
Payment of Principal

Amounts due in respect of principal will be paid in full at maturity. The redemption amount will equal the outstanding principal amount of the bonds as adjusted to reflect Uruguayan inflation from the issuance date through the maturity date. For this purpose, a Calculation Agent will multiply the outstanding principal amount of the bonds in Uruguayan pesos by a fraction the numerator of which is the value of one UI in Uruguayan pesos as of the maturity date and the denominator of which is Ps. 1.5817, being the value of one UI expressed in Uruguayan pesos on the date of issuance of the bonds.

Conversion of payment amounts

All amounts due in respect of principal and interest will be paid in US dollars, calculated by the Calculation Agent by exchanging the Uruguayan peso amounts into US dollars at the average interbank exchange rate for the conversion of Uruguayan pesos into US dollars as published by Banco Central del Uruguay as the bid-side rate for the period of twenty business days ending two business days prior to the relevant payment date.

Denominations	Ps.10,000 and integral multiples thereof
Day count	30/360
Type	SEC Registered; Global
Governing law	New York
Listing	Application has been made to admit the Securities to the Official list of the United Kingdom Listing Authority and to the regulated market of the London Stock Exchange
Joint Bookrunners/Allocation	Citigroup Global Markets Inc. 50% Deutsche Bank Securities Inc. 50%

A preliminary prospectus supplement of Uruguay accompanies this free-writing prospectus and is available from the SEC’s website at: http://www.sec.gov/Archives/edgar/data/102385/000095012306011306/y24821e424b3.htm

The following additional information of Uruguay and regarding the Securities is available from the SEC’s website and also accompanies this free-writing prospectus:

http://www.sec.gov/Archives/edgar/data/102385/000095012306006904/y21628e18vk.htm

http://www.sec.gov/Archives/edgar/data/102385/000095012306006904/y21628exv99wd.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342306000045/repofuruguayform18ka5_01-17.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342306000561/repofur-sb_0518.htm

http://www.sec.gov/Archives/edgar/data/102385/000095012306011305/y24839e18vkza.htm

http://www.sec.gov/Archives/edgar/data/102385/000095012306011305/y24839exv99we.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407 or from outside the U.S. to 212-723-6171 (call collect) or Deutsche Bank Securities Inc. at 1-800-503-4611 or from outside the U.S. to 212-474-7370 (call collect).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.